Exhibit 99.1

Magellan Gold Doubles the Size of its Center Star Gold Property in Idaho

New claims increase holdings to a total of 620 acres of land at historic gold mine near Elk City, Idaho

Reno, Nevada - July 15, 2020 – Magellan Gold Corporation ( OTCQB: MAGE ) (“Magellan” or the “Company”), a precious metals exploration and development company, is pleased to announce that the company has acquired additional unpatented mining claims in proximity to the unpatented claims comprising the historic Center Star Gold Mine near Elk City, Idaho which was acquired effective July 1, 2020. The company has added an additional 320 acres of land to increase its holding to a total of 620 acres of claims along the Center Star gold trend. The new claims are located in proximity to the previously acquired claims and were staked to fortify the land position around Center Star Mine.

“The acquisition of additional lode mining claims around the Center Star Mine strengthens our land position and is the next step of a strategic plan to advance and develop this project,” stated John Power, Interim President of Magellan Gold. “I’m pleased with our early data review, and with our planning for the further development of this project.”

“We are focused on building a gold-centric company and pursuing additional opportunities for growth with a goal of becoming a gold producer in the western United States. With the recent appreciation of gold, which continues to demonstrate resilience despite market volatility, we believe in the upside of our business sector and the value proposition for our newly acquired Center Star gold project,” added Power.

The Center Star Mine hosts high grade gold mineralization that was discovered in the early 1900’s, with periodic historic production and development work done under different ownership through the 1980s. With the high-grade gold mineralization present, Magellan will be evaluating the historic mine data to assess the resource potential present at Center Star. The property is located 45 miles from Grangeville, Idaho and near the town of Elk City, Idaho.

Gold mineralization at Center Star Mine is hosted in multiple parallel quartz veins in a banded gneiss. Like many of the historic mines in the Elk City area the gold is present is steeply dipping quartz veins. The gold at the Center Star Mine occurs in high grade veins that trend north-easterly and dip steeply to the south east and are present in a 75’ to 100’ wide sheer zone hosting quartz veins and breccia. The gold-bearing veins were reported to vary from inches to 20 feet in width and contain gold from .35 ounce per ton gold to multi ounce per ton gold based on historic mine data. The Center Star Mine has not had any exploration or development work conducted in the last 35 years and has the potential for significant ore reserves.

About Magellan Gold Corporation

Magellan Gold Corporation ( OTCQB: MAGE ) is focused on the exploration and development of precious metals in North America. Magellan controls two projects: The Center Star Gold Mine in Idaho and The Silver District Property in Arizona.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

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Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact:
Magellan Gold Corporation
John Power, Director
contact@magellangoldcorp.com

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